UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2007

State Street Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	001-07511	04-2456637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Lincoln Street, Boston, Massachusetts	02111
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:   (617) 786-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01.   Other Events.

The Tax Increase Prevention and Reconciliation Act, or “TIPRA,” which was enacted in May 2006, repealed the exclusion from federal income taxation of a portion of the income generated by leveraged leases.  The repeal took effect on January 1, 2007.  In accordance with current lease accounting standards, during the second quarter of 2006, State Street Corporation recorded a non-cash charge to income tax expense of approximately $59 million, or $.18 per share, primarily related to the impact of TIPRA on income generated by certain of its leveraged leases.  During the same quarter, State Street recorded an additional tax provision of approximately $24 million, or $.07 per share, to accrue for the potential resolution of issues with the IRS regarding the tax treatment of lease-in-lease-out, or “LILO,” and sale-in-lease-out, or “SILO,” transactions.

As disclosed in State Street’s news release dated January 17, 2007, the IRS released guidance on January 12, 2007, clarifying certain aspects of its expected treatment of leasing-related income as a result of TIPRA.  Following an evaluation of that guidance, State Street has determined that a larger portion, compared to what had been originally estimated, of the income generated by certain of its leveraged leases will be excluded from federal income taxation and, as a result, the charge recorded during the second quarter of 2006 should be partially reversed.  Accordingly, State Street recorded a reduction of 2006 income tax expense of approximately $24 million related to TIPRA as of December 31, 2006.

In addition, based on actions by the IRS and other developments within the financial services industry during January 2007 with respect to the tax treatment of LILO and SILO transactions, State Street has determined that an additional tax provision related to LILO and SILO transactions should be recorded as of December 31, 2006.  As a result, State Street recorded an increase in 2006 income tax expense of approximately $6 million related to LILO and SILO transactions.

As a result of these adjustments, which netted to approximately $18 million, or $.05 per share, State Street’s fourth quarter 2006 net income was $309 million, or $.91 per diluted share, and its full-year 2006 income from continuing operations was $1.096 billion, or $3.26 per diluted share.  These amounts compare to $291 million, or $.86 per share, and $1.078 billion, or $3.21 per share, respectively, reported in State Street’s news release dated January 17, 2007.  The financial information addendum that accompanied the news release, updated for this adjustment, is furnished herewith as Exhibit 99.1, and is incorporated herein by reference.

This report contains forward-looking statements as defined by United States securities laws. These statements are based on current expectations and involve a number of risks and uncertainties, including those related to changes in interest rates, the value of global and regional financial markets, the extent of volatility in currency markets, the pace of cross-border investment activity, the pace at which State Street adds new clients or at which existing clients use additional services, State Street’s business mix, State Street’s success at integrating and converting acquisitions into its business, the pace of worldwide economic growth and rates of inflation, the dynamics of markets State Street serves, and consolidations among clients and competitors.  Other important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are set forth in State Street’s 2005 annual report on Form 10-K, particularly in Item 1A, “Risk Factors,” and its subsequent SEC filings. State Street encourages investors to read its 2005 10-K, particularly the section on risk factors, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this report speak only as of the date hereof, January 30, 2007, and State Street will not undertake efforts to revise those forward-looking statements to reflect events after this date.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

State Street Corporation’s financial information addendum that accompanied its news release dated January 17, 2007, updated for the adjustment of income tax expense as described above, is furnished herewith as Exhibit 99.1.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE STREET CORPORATION

	By:	/s/ JAMES J. MALERBA
	Name:	James J. Malerba
	Title:	Senior Vice President and Corporate Controller
Date: January 30, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Financial information addendum that accompanied State Street’s news release dated January 17, 2007, updated for the adjustment of income tax expense.